UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 7, 2007

J. L. Halsey Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On March 7, 2007, the Board of Directors of J. L. Halsey Corporation (the “Company”) accepted the resignation of David R. Burt, a director of the Company.  The terms of the resignation are set forth in an Agreement and Mutual Release among David R. Burt (“Burt”), Texas Addison Limited Partnership (“Addison”), LDN Stuyvie Partnership (“LDN”) and Andrew Richard Blair (“Blair”), dated March 8, 2007 (the “Agreement”).  Mr. Burt’s resignation will become effective concurrently with the Closing (defined below).

Pursuant to the Agreement, Addison has agreed to sell (A) to LDN, and LDN has agreed to purchase from Addison, 4,166,667 shares (the “LDN Sale Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (B) to Blair, and Blair has agree to purchase from Addison, 333,333 shares (the “Blair Sale Shares” and together with the LDN Sale Shares, the “Sale Shares”) of Common Stock.  The purchase price to be paid by LDN and Blair for the Sale Shares is $0.75 per share, or an aggregate of $3,375,000.  The closing of the purchase of the Sale Shares by LDN and Blair is to take place on March 16, 2007 (the “Closing”).  In addition, the Company has waived the transfer restrictions on the remaining Common Stock owned by Burt and Addison to permit them to sell such Common Stock on the open market; provided, that (A) the amount of Common Stock sold in any 90-day period shall not exceed 300,000 shares (or such greater or lesser number to appropriately reflect adjustments for stock splits, stock dividends, or similar actions by the Company with respect to the Common Stock), (B) all sales of Common Stock sold by Addison or Burt pursuant to this provision shall be effected through the Designated Brokerage Firm (defined below) and (C) neither Burt nor Addison will undertake a sale of Common Stock to any Person whereby, to the knowledge of Burt or Addison, such sale would (1) cause the Transferee to have a Prohibited Ownership Percentage or (2) increase the ownership percentage of any Person already having a Prohibited Ownership Percentage.  For purposes of the Agreement, the “Designated Brokerage Firm” means (a) Freimark Blair & Company, Inc. (“Freimark Blair”), an entity controlled by Blair, or (b) any office of Smith Barney; provided, however, that Smith Barney may only be used in the event (1) Blair retires or terminates his relationship with Freimark Blair; (2) Freimark Blair is unable for any reason whatsoever to provide the brokerage services necessary for Burt and/or Addison to sell the shares permitted under this provision of the Agreement; or (3) Blair or Freimark Blair engages or proposes to engage in conduct that is outside the reasonable norms of the brokerage industry.  For purposes of the Agreement, the terms “Transferee”, “Prohibited Ownership Percentage” and “Person” shall have the meanings given such terms in Article Fifth of the Company’s Certificate of Incorporation.  Once the number of shares of Common Stock owned by Burt falls below a Prohibited Ownership Percentage, Burt and Addison shall be free to sell shares of Common Stock without restriction, other than restrictions imposed by law.

In connection with Burt’s resignation and pursuant to the terms of the Agreement, each of Burt and the Company have provided general releases of claims (other than certain types of claims specified in the Agreement) to each other and their respective affiliates.  In addition, the Company has agreed to pay to Burt a total of $359,000 representing bonuses earned by Burt at the time he was employed as an officer of the Company.  Such bonus amount shall be paid as follows: (i) $30,000.00 on the first business day of each month beginning in March 2007 (provided that the payment due in March 2007 shall be made concurrently with the closing of the sale of the Sale Shares to LDN and Blair) and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.

The foregoing description of the Agreement is qualified in its entirety to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement and Mutual Release, dated March 8, 2007, by and among the J. L. Halsey Corporation, LDN Stuyvie Partnership, Texas Addison Limited Partnership, David R. Burt and Andrew Richard Blair

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. L. HALSEY CORPORATION

By:	/s/ LUIS RIVERA
Name:	Luis Rivera
Title:	Interim Chief Executive Officer

Date:  March 12, 2007